UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                July 17, 2008

METAMORPHIX, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-51294	52-1923417
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

8000 Virginia Manor Road Suite 140, Beltsville, Maryland, 20705
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	(301) 617-9080

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On July 17, 2008, we and Edwin Quattlebaum, our co-chairman, president and chief executive officer, were sued in United States District Court for the Central District of California, Western Division. The plaintiffs are holders of our 10% secured convertible promissory notes representing an aggregate principal amount of approximately $5.3 million of the notes and holders of other securities of our company. The total outstanding aggregate principal amount of all of our 10% secured convertible promissory notes is approximately $18.4 million. The plaintiffs have made various claims based on the information about our company they received in connection with their investment in our convertible notes. The plaintiffs are seeking compensatory damages in the amount of $10 million in three of their claims, rescission of their investments in two of their claims, and unspecified compensatory damages in one of their claims. One of the plaintiffs, who is a holder of a $200,000 promissory note issued by us, makes additional claims against us and seeks unspecified damages. The plaintiffs are also seeking an award of exemplary damages and the costs of suit and attorney’s fees.

We believe we have meritorious defenses against these claims and intend to defend this lawsuit vigorously. We believe any legal expenses incurred in this lawsuit will be covered by our D&O insurance policy.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METAMORPHIX, INC.

Date: August 29, 2008	By:	/s/ Edwin C. Quattlebaum
Edwin C. Quattlebaum,
President and Chief Executive Officer